Exhibit 99.1

PART I
ITEM 1. BUSINESS
EXHIBIT 99.1
GENERAL
State Street Corporation, referred to as the Parent Company, is a financial holding company organized in 1969 under the laws of the Commonwealth of Massachusetts. Our executive offices are located at One Lincoln Street, Boston, Massachusetts 02111 (telephone (617) 786-3000). For purposes of this Form 10-K, unless the context requires otherwise, references to “State Street,” “we,” “us,” “our” or similar terms mean State Street Corporation and its subsidiaries on a consolidated basis. The Parent Company is a source of financial and managerial strength to our subsidiaries. Through our subsidiaries, including our principal banking subsidiary, State Street Bank and Trust Company, referred to as State Street Bank, we provide a broad range of financial products and services to institutional investors worldwide, with $31.62 trillion of AUC/A and $2.51 trillion of AUM as of December 31, 2018.
As of December 31, 2018, we had consolidated total assets of $244.60 billion, consolidated total deposits of $180.36 billion, consolidated total shareholders' equity of $24.74 billion and over 40,000 employees. We operate in more than 100 geographic markets worldwide, including the U.S., Canada, Europe, the Middle East and Asia.
On the “Investor Relations” section of our corporate website at www.statestreet.com, we make available, free of charge, all reports we electronically file with, or furnish to, the SEC including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to those reports, as soon as reasonably practicable after those documents have been filed with, or furnished to, the SEC. These documents are also accessible on the SEC’s website at www.sec.gov. We have included the website addresses of State Street and the SEC in this report as inactive textual references only. Information on those websites is not incorporated by reference in this Form 10-K.
We have Corporate Governance Guidelines, as well as written charters for the Examining and Audit Committee, the Executive Committee, the Executive Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Committee and the Technology and Operations Committee of our Board of Directors, or Board, and a Code of Ethics for senior financial officers, a Standard of Conduct for Directors and a Standard of Conduct for our employees. Each of these documents is posted on the "Investor Relations" section of our website under "Corporate Governance."

We provide additional disclosures required by applicable bank regulatory standards, including supplemental qualitative and quantitative information with respect to regulatory capital (including market risk associated with our trading activities) and the liquidity coverage ratio, summary results of semi-annual State Street-run stress tests which we conduct under the Dodd-Frank Act and resolution plan disclosures required under the Dodd-Frank Act. These additional disclosures are available on the “Investor Relations” section of our website under "Filings and Reports."
We use acronyms and other defined terms for certain business terms and abbreviations, as defined on the acronyms list and glossary under Item 8 in this Form 10-K.

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